Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in Registration Statement Nos. 33-82612, 333-05811, 333-44983, 333-44979, 333-101725, 333-101729, 333-110141, 333-134043, 333-157638, 333-161232 and 333-177148 of Scientific Games Corporation on Form S-8; Registration Statement Nos. 333-74590, 333-84742, 333-110477, 333-112452, 333-124107, 333-141720 and 333-165743 of Scientific Games Corporation on Form S-3; and Registration Statement No. 333-155346 of Scientific Games International, Inc. on Form S-3; of our report dated February 24, 2012, with respect to the statement of financial position of Lotterie Nazionali S.r.l. as of December 31, 2011, and the related statements of comprehensive income, changes in equity and cash flows for the year then ended, included in its Annual Report (Form 10-K) of Scientific Games Corporation for the year ended December 31, 2011.

/s/ Reconta Ernst & Young S.p.A.

Rome, Italy
February 24, 2012